UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________

FORM S-8

REGISTRATION STATEMENT
Under the Securities Act of 1933

MEDTOX SCIENTIFIC, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	95-3863205
(State or Other Juris-	(I.R.S. Employer
diction of Incorporation	Identification Number)
or Organization)

402 West County Road D
St. Paul, Minnesota 55112
(Address of Principal Executive Office and Zip Code)

MEDTOX Scientific, Inc. 2010 Stock Incentive Plan
(Full Title of the Plan)

Richard J. Braun
President and Chief Executive Officer
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, Minnesota 55112
(651) 636-7466
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Alexander Rosenstein, Esq.
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Fax: (612) 492-7077
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer                                           ☐                                Accelerated filer                                                      ☒
Non-accelerated filer                                             ☐                                Smaller Reporting Company                             ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock Issuable under the 2010 Stock Incentive Plan	500,000	$11.69	$5,845,000	$417

(1)
Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may be offered or sold as a result of any adjustments based on stock splits, stock dividends or similar events provided under the Plan.

(2)
Estimated pursuant to Rule 457(h) and Rule 457(c) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Registrant’s Common Stock as reported by the Nasdaq Global Select Market on August 12, 2010.

PART I

The information specified in Item 1 and Item 2 of Part I of this Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the instructions to Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents, previously filed with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference herein:

1.	Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission by the Registrant on March 10, 2010.

2.	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2009.

3.
The description of the Registrant’s common stock set forth in the registration statement on Form 8-A filed with the Commission by the Registrant on February 8, 2006, including any amendments or reports filed for the purpose of updating such information.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.                      Description of Securities.

Not applicable.

Item 5.                      Interests of Named Experts and Counsel.

Not applicable.

Item 6.                      Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant’s Restated Certificate of Incorporation eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Bylaws provide that (a) the Registrant is required to indemnify its directors and officers, except if any such director or officer is adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant or as otherwise provided by law or in the Certificate of Incorporation of the Registrant; (b) the Registrant is required to indemnify any person who served as directors or officers for any other corporation at the request of the Registrant if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful; (c) expenses incurred in defending a civil or criminal action or proceeding may be paid by the Registrant in advance of the final disposition of such action or proceeding; and (d) such rights conferred by the Bylaws are not exclusive.

The Registrant maintains a director and officer insurance policy that insures the directors and officers of the Registrant against damages, judgments, settlements and costs incurred by reason of certain wrongful acts committed by such persons in their capacities as directors and officers.

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

4.1	Restated Certificate of Incorporation, as amended (incorporated herein by reference to Exhibit 3.2 filed with the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2005).

4.2	Bylaws of the Registrant, as amended (incorporated herein by reference to Exhibit 3.1 filed with the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2007).

5.1	Opinion of Fredrikson & Byron, P.A.

23.1	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on signature page hereof).

99.1
2010 Stock Incentive Plan (incorporated herein by reference to Exhibit A to the Registrant’s Definitive Proxy Statement for the 2010 Annual Meeting filed on Schedule 14A with the Commission on April 22, 2010).

99.2	Form of Restricted Stock Agreement under 2010 Stock Incentive Plan.

Item 9.                      Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on August 18, 2010.

MEDTOX SCIENTIFIC, INC.

By:    /s/ Richard J. Braun
Richard J. Braun
President, Chief Executive Officer and
Chairman of the Board of Directors

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

    Each of the undersigned constitutes and appoints Richard J. Braun and Kevin J. Wiersma his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in is name, place and stead, in any and all capacities, to sign the Form S-8 Registration Statement of MEDTOX Scientific, Inc. relating to the Registrant’s 2010 Stock Incentive Plan and any or all amendments or post-effective amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date listed below.

Signature	Title	Date
/s/ Richard J. Braun	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 18, 2010
Richard J. Braun
/s/ Kevin J. Wiersma	Chief Financial Officer, Vice President and Chief Operating Officer (Principal Financial Officer)	August 18, 2010
Kevin J. Wiersma
/s/ Angela Lacis	Corporate Controller (Principal Accounting Officer)	August 18, 2010
Angela Lacis
/s/ Brian P. Johnson	Director	August 18, 2010
Brian P. Johnson
/s/ Robert J. Marzec	Director	August 18, 2010
Robert J. Marzec
/s/ Samuel C. Powell	Director	August 18, 2010
Samuel C. Powell
/s/ Robert A. Rudell	Director	August 18, 2010
Robert A. Rudell

EXHIBIT INDEX

Exhibit
Number                      Exhibit Description

4.1	Restated Certificate of Incorporation, as amended (incorporated herein by reference to Exhibit 3.2 filed with the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2005).

4.2	Bylaws of the Registrant, as amended (incorporated herein by reference to Exhibit 3.1 filed with the Registrant’s Report on Form 10-K for the fiscal year ended December 31, 2007).

5.1	Opinion of Fredrikson & Byron, P.A.

23.1	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on signature page hereof).

99.1
2010 Stock Incentive Plan (incorporated herein by reference to Exhibit A to the Registrant’s Definitive Proxy Statement for the 2010 Annual Meeting filed on Schedule 14A with the Commission on April 22, 2010).

99.2	Form of Restricted Stock Agreement under 2010 Stock Incentive Plan.